EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For investor relations information contact:

 Massoud Safavi

Chief Financial Officer

(202) 833-7752

msafavi@efji.com

EFJ, INC. INCREASES ITS 2003 GUIDANCE

Lincoln, NE – December 18, 2003 – EFJ, Inc. (OTC Bulletin Board: EFJI) today announced a change in its guidance for fiscal year 2003.  According to Michael E. Jalbert, EFJ, Inc. Chairman, President and CEO, the Company’s revenue for the year ended December 31, 2003 is expected to be between $53.0 million and $55.0 million. Additionally, the Company’s net income before income taxes and excluding any non-cash expense associated with options repriced in 2000 and 2001 is expected to be between $0.15 and $0.17 per share.

This year-end guidance replaces the Company’s earlier guidance of revenue between $45.0 million and $47.0 million and net income before income taxes and excluding any non-cash expense associated with options repriced in 2000 and 2001 of $0.13 to $0.16 per share.  The Company cannot reasonably estimate the amount of its non-cash compensation related to the repriced options because this expense is primarily determined by the Company’s stock price at December 31, 2003.  Furthermore, the earnings per share guidance  does not include any provision for income taxes due to the costs associated with an interim tax evaluation; however, if the Company achieves its guidance, the Company anticipates a deferred tax benefit of $4.0 million to $5.0 million for the year ended December 31, 2003.

 “We are changing our guidance because we believe our fourth quarter revenues will exceed what we originally expected, primarily due to increased sales at our EFJohnson operation.  Although these increased sales tend to have higher sourced component costs, and thus lower margins, than our typical sale, we also expect to exceed our earlier guidance as to earnings per share,” said Mr. Jalbert.

EFJ, Inc., (OTC Bulletin Board: EFJI) is the holding company of industry-leading wireless telecommunications equipment and solutions businesses.  EFJ, Inc. is home to the EFJohnson Company, one of the first developers of Project 25 mobile communications products compliant with federal government interoperability standards, and Transcrypt International, a world leader in secure voice communication solutions.  2003 marks the 80th anniversary of EFJohnson and the 25th anniversary of Transcrypt International. Headquartered in Washington, D.C., EFJ, Inc. has a team in place with experience in telecommunications and government sales. EFJohnson Company and Transcrypt International are wholly owned subsidiaries of EFJ, Inc. For more information, visit www.efji.com.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other matters, the full year 2003 expectations on revenue and earnings per share for the Company and expectations regarding the adequacy of available cash to finance anticipated sales growth. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements due to a number of risk factors including, but not limited to, the percentage of backlog which is filled during the fourth quarter, the level of demand for the Company’s products and services, the timely procurement of necessary manufacturing components, the timing of future product development, the actual operational expense experienced, dependence on continued funding of governmental agency programs, the accuracy of assumptions used by the Company in preparing its guidance, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  Readers are cautioned not to place undue reliance on these forward-looking statements.

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